Exhibit 10.1
SUPPORT AGREEMENT
This Support Agreement, dated May 27, 2025 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (collectively, “Impactive”) and Marriott Vacations Worldwide Corporation (the “Company”).
RECITALS
WHEREAS, the Company and Impactive have engaged in various discussions and communications concerning the Company’s business, financial performance and other matters;
WHEREAS, Impactive is deemed to Beneficially Own shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), totaling, in the aggregate, 3,295,984 shares, or approximately 9.5%, of the Common Stock issued and outstanding on the date hereof; and
WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders and Impactive has determined that it is in its best interests to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Board Representation and Board Matters.
(a)Concurrently with the execution of this Agreement the Company has (i) increased the size of the Board by one director to 12 directors such that there would be a vacancy on the Board and (ii) appointed Christian Asmar (the “New Director”) to fill the newly created vacancy.
(b)As a condition to the New Director’s appointment to the Board, the New Director has, prior to the date hereof, provided to the Company a completed D&O Questionnaire in the form separately provided to Impactive (the “D&O Questionnaire”), an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter”) and an executed irrevocable resignation in the form attached hereto as Exhibit B (the “Resignation Letter” and together with the Nominee Letter and the D&O Questionnaire, the “Nomination Documents”) and the New Director has, prior to the date hereof met with representatives of the Nominating and Corporate Governance Committee of the Board in accordance with the practices of the Board and the Nominating and Corporate Governance Committee and consented to the Company’s standard background check for new director candidates.
(c)Should the New Director be unable to serve on the Board at any time during the Standstill Period (disregarding clause (y) thereof and subject to Section 1(f) below) for any reason (other than failure to be elected at an annual meeting of stockholders (subject to the Company’s compliance with clause (d) below)), the

Company will appoint a replacement, to be proposed by Impactive, and approved by the Company (a “Replacement”) which approval shall occur as soon as reasonably practicable following Impactive proposing a candidate and shall, taking into account the needs of the Board relative to the backgrounds, experiences and skills of the directors remaining on the Board, not be unreasonably withheld, conditioned or delayed, and such Replacement shall be appointed to the Board reasonably promptly after the Board has approved of such candidate. In the event the Board determines in good faith not to approve any Replacement proposed by Impactive, Impactive shall have the right to propose additional Replacements in accordance with this Section 1(c) until a Replacement is appointed to the Board. Any such Replacement who becomes a Board member in replacement of the New Director shall be deemed to be the New Director for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company equivalent Nomination Documents, meet with representatives of the Nominating and Corporate Governance Committee of the Board in accordance with the practices of the Board and the Nominating and Corporate Governance Committee and consent to the Company’s standard background check for new director candidates.
(d)Promptly following the appointment of the New Director to the Board, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the New Director to the Compensation Policy Committee of the Board. Without limiting the foregoing, the New Director shall be equally eligible for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.
(e)At all times while serving as a member of the Board, the New Director shall (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Business Conduct Guide, ethical conduct guidelines, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and subject to Section 9 of this Agreement, preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees and (ii) have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company.
(f)If at any time after the date hereof, (i) Impactive ceases to Beneficially Own, an aggregate Net Long Position equal to at least 1,647,992 shares of Common Stock (the “Minimum Ownership Threshold”) or (ii) Impactive or any Impactive Affiliate breaches in any material respect any of the terms of this Agreement and the Company (x) specifies in written notice, in reasonable detail, the material breach on which it is relying to terminate its obligations and (y) the Company and its Affiliates are not in material breach of this Agreement at the time such notice is given, the Resignation Letter shall become effective and the Company shall have no further obligations under this Agreement. In the event that Impactive or any of its Affiliates submits any director nomination for election at any meeting of the Company’s stockholders while the New Director is serving on the Board, the New Director shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation). Impactive shall cause New Director to comply with the terms of the Resignation Letter and the terms of this Section 1(f). In furtherance of this Section 1(f), Impactive shall keep the Company apprised of the Net Long Position of Impactive to the extent that such position differs materially from the ownership positions publicly reported on Impactive’s Schedule 13D and amendments thereto.
(g)Impactive agrees that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse the New Director from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Impactive or its Affiliates with respect to the Company, or (C) any proposed transaction between the Company and Impactive or its Affiliates.
2.Certain Other Matters.
(a)Impactive agrees that, during the Standstill Period, no member of Impactive shall, directly or indirectly, and each member of Impactive shall cause each Impactive Affiliate not to, directly or indirectly:
(i)solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined herein), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any Third Party (as defined herein) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict Impactive or its Affiliates or Associates from stating how they intend to vote with respect to any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, or other business combination involving the Company or substantially all of the assets of the Company, if any, that the New

Director voted “against” and has been publicly submitted for the approval of the Company’s stockholders and the reasons therefor;
(ii)encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company Board’s recommendation in connection with such matter);
(iii)form or join in a partnership, limited partnership, syndicate or group, as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (other than a group that includes any other members of Impactive; provided that nothing herein shall limit the ability of an Affiliate of Impactive to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth herein;
(iv)present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;
(v)sell, offer or agree to sell directly or indirectly, through swap, hedging, derivative transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Impactive to any person or entity not a party to this agreement (a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the Beneficial Ownership or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board or to Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;
(vi)grant any proxy, consent or other authority to vote with respect to any matters or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting or special meeting except as provided in Section 2(b) below, or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);
(vii)without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose publicly, or effect or seek to effect, any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, or other business combination involving the Company or substantially all of the assets of the Company or encourage, initiate or support any other Third Party in any such activity; provided, that nothing in this Section 2(a)(vii) shall be interpreted to prohibit Impactive from (1) proposing, suggesting or recommending privately to the Company any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, or other business combination involving the Company or substantially all of the assets of the Company so long as any such action is not publicly disclosed by Impactive and is made by Impactive in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, Impactive or any other person or (2) tendering shares, receiving consideration or other payment for shares, or otherwise participating in any publicly announced transaction on the same basis as other stockholders of the Company;
(viii)acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of Beneficial Ownership of any securities of the Company or assets of the Company, or rights or options to acquire any securities of the Company or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities of the Company, in each case if such acquisition, offer, agreement or transaction would result in Impactive (together with its Affiliates) having Beneficial Ownership of, or aggregate economic exposure to, more than 12.0% of the Common Stock outstanding at such time;
(ix)take any action, alone or with a Third Party, in support of or make any proposal or request, that constitutes (A) controlling or changing the Board or management of the Company, including any plans or proposals to change the number of directors or to fill any vacancies on the Board (other than as provided under Section 1 of this Agreement), (B) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business, strategy or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(x)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(xi)enter into any discussions, negotiations, arrangements or understandings with, or finance or knowingly advise, assist or encourage, any Third Party to undertake any action inconsistent with this Section 2(a);
(xii)request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by Impactive or the Company; or
(xiii)take any action that could reasonably be expected to cause or require the Company or Impactive or its Affiliates to make a public disclosure with respect to any of the foregoing.
(b)Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of Section 2 shall not be deemed to restrict Impactive from: (i) communicating privately with the Board or the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, Impactive or any person, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 2 or Section 5, or (iii) taking any action necessary to comply with any Legal Requirement (as defined below); provided that such Legal Requirement did not result from any violation of this Agreement or other voluntary action by Impactive. Furthermore, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company. The restrictions in Section 2 and Section 5 shall terminate following a material breach of this Agreement by the Company if such breach has not been cured within ten business days’ following receipt by the Company from Impactive of written notice of such breach, provided that (x) Impactive specifies in such written notice, in reasonable detail, the material breach on which it is relying to terminate its obligations under Section 2 and Section 5 and (y) Impactive and its Affiliates are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice.
(c)Until the end of the Standstill Period, Impactive and the Impactive Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting and (iii) against any proposals or resolutions to remove any member of the Board.
3.Public Announcements. Promptly following the execution of this Agreement, the Company and Impactive shall announce this Agreement and the material terms hereof by means of a jointly issued, mutually agreeable press release in the form attached hereto as Exhibit C (the “Press Release”). During the Standstill Period, neither the Company nor Impactive, nor any Impactive Affiliate, shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. Impactive acknowledges and agrees that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC. Impactive shall be given a reasonable opportunity to review and comment on any portion of the Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any changes proposed by Impactive on such Form 8-K. The Company acknowledges that Impactive may file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D/A filing made by Impactive with respect to this Agreement, and Impactive shall give good faith consideration to any changes proposed by the Company. During the term of this Agreement, if Impactive is obligated to amend its Schedule 13D, it shall be consistent with the Press Release (to the extent that it comments on the matters set forth in the Press Release) and the terms of this Agreement.
4.Insider Trading Restrictions. Impactive acknowledges that they are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.
5.Non-Disparagement. During the Standstill Period, each of the Company and Impactive shall refrain from making, and shall cause their respective Affiliates and its respective principals, directors, members, general partners, officers and, in the case of Impactive, its employees, not to make or cause to be made any statement or announcement (including any statement or announcement that can reasonably be expected to become public) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns the reputation of, (A) in the case of any such statements or announcements by Impactive or its Affiliates or their respective principals, directors, members, general partners, officers or employees: the Company and its Affiliates or any of its or their current or former officers, directors or employees, and (B) in the case of any such statements or announcements by the Company or its Affiliates or their respective principals, directors, members, general partners or officers: Impactive and its Affiliates and its and their current or former principals, directors, members, general partners, officers or employees, in each case including (x) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC (as defined below) or any other governmental agency, (y) in any press release or other publicly available format or (z) to or through any journalist or member of the media (including in a television, radio, newspaper or magazine interview or Internet or social media communication), stockholder, sell-side or buy-side analyst or other person. The foregoing shall not restrict the ability of any person to comply with any subpoena or other mandatory legal process initiated by unaffiliated third party or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights pursuant to this Agreement.
6.No Litigation. Each Party agrees that, until the expiration of the Standstill Period, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers (solely in connection with their service in such capacities), except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party. Notwithstanding anything to the contrary herein, this Section 6 shall not prohibit Impactive or its Representatives from exercising any available statutory appraisal rights (if any) with respect to the Company.
7.Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.
8.Representations and Warranties of Impactive. Each member of Impactive jointly represents and warrants that, as of the date of this Agreement, (a) Impactive, together with all of the Impactive Affiliates, collectively Beneficially Own, an aggregate of 3,295,984 shares of Common Stock; (b) except for such ownership, no member of Impactive, individually or in the aggregate with all other members of Impactive and the Impactive Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” below; (c) Impactive collectively with the Impactive Affiliates, have a Net Long Position of 3,295,984 shares of Common Stock; and (d) Impactive will not directly or indirectly, compensate or agree to compensate any director of the Company for his or her respective service as a director of the Company, including the New Director, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly related to the Company or its securities. For the avoidance of doubt, the Company acknowledges that the New Director receiving compensation, indemnification and/or reimbursement of expenses from Impactive or any of its Affiliates in connection with his or her service or action as a partner, officer or employee of Impactive or any of its Affiliates (and not in connection with his or her service or action as a director of the Company) would not violate this Agreement.
9.Confidentiality. Any New Director that is an Impactive partner, officer or employee (or any Replacement thereof), if he or she wishes to do so, may provide non-privileged confidential information of the Company which he or she learns in his or her capacity as a director of the Company including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Impactive, its controlled Affiliates and Associates and legal counsel (collectively, “Impactive Confidentiality Representatives”), in each case, solely to the extent such Impactive Confidentiality Representatives need to know such information in connection with Impactive’s investment in the Company; provided, however, that Impactive shall (a) inform such Impactive Confidentiality Representatives of the confidential nature of any such Company Confidential Information and (b) cause such Impactive Confidentiality Representatives to (i) refrain from further disclosing such Company Confidential Information (whether to any company in which Impactive has an investment or otherwise), by any means, and (ii) not use such Company Confidential Information in any way other than in connection with Impactive’s investment in the Company. Any New Director that is an Impactive partner, officer or employee, and Impactive shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.
10.Certain Defined Terms. For purposes of this Agreement:
(a)The term “Affiliate” and “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)“Beneficial Ownership” and “Beneficially Own” shall have the meaning ascribed to it under the Exchange Act and the rules and regulations promulgated thereunder.
(c)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(d)The term “Net Long Position” shall mean: such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include in such person’s “long position” any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.
(e)The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
(f)“SEC” shall mean the Securities and Exchange Commission.
(g)“Standstill Period” shall mean, from the date of this Agreement until 12:01 a.m. on the 30th day prior to the advance notice deadline for making director nominations at the 2026 annual meeting of stockholders (the “2026 Annual Meeting”); provided, however, that if the Company confirms in writing at least 15 calendar days prior to the expiration of the Standstill Period that the Board irrevocably offers, subject to the New Director’s acceptance of such offer, to re-nominate the New Director for election, and use its reasonable best efforts to cause his or her election, at the Company’s 2026 Annual Meeting and the New Director accepts such offer within five calendar days of receipt of such notice, then the Standstill Period shall be automatically extended until the later of (x) 12:01 a.m. on the 30th day prior to the advance notice deadline for making director nominations at the 2027 annual meeting of stockholders and (y) the date on which the New Director is not a member of the Board.
(h)“Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.
11.Miscellaneous. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or

Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in the aforesaid courts. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.
12.No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
13.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
14.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
if to the Company:
Marriott Vacations Worldwide Corporation
7812 Palm Parkway
Orlando, FL 32836
Attention: James H Hunter, IV, Executive Vice President and General Counsel
Email: James.Hunter@mvwc.com
if to Impactive:
Impactive Capital LP
450 West 14th Street, 12th Floor
New York, New York 10014
Attention: Lauren Taylor Wolfe
Christian Asmar
Email: lauren@impactivecapital.com casmar@impactivecapital.com with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Andrew Freedman
Dorothy Sluszka
Email: afreedman@olshanlaw.com
dsluszka@olshanlaw.com
15.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
16.Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
17.Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.
18.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
19.Fees and Expenses. The Company shall reimburse Impactive for its reasonable,

documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Impactive’s involvement at the Company through the date of this Agreement, including, but not limited to, the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $50,000 in the aggregate.
20.Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
MARRIOTT VACATIONS WORLDWIDE CORPORATION
By: /s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title President and Chief Executive Officer
IMPACTIVE CAPITAL LP
By: Impactive Capital LLC
its general partner
By: /s/ Lauren Taylor Wolfe
Name: Lauren Taylor Wolfe
Title Managing Member
IMPACTIVE CAPITAL LLC
By: /s/ Lauren Taylor Wolfe
Name: Lauren Taylor Wolfe
Title Managing Member
By: /s/ Lauren Taylor Wolfe
Lauren Taylor Wolfe
By: /s/ Christian Asmar
Christian Asmar

Schedule A
Impactive Capital LP
Impactive Capital LLC
Lauren Taylor Wolfe
Christian Asmar

Exhibit A
Attention: Board of Directors
Marriott Vacations Worldwide Corporation
7812 Palm Parkway
Orlando, FL 32836
Ladies and Gentlemen:
This letter is delivered pursuant to Section 1(b) or Section 1(c) of the Support Agreement, dated as of May 27, 2025 (the “Agreement”), by and among Marriott Vacations Worldwide Corporation and Impactive (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
In connection with the Agreement, I hereby consent to serve as a director of the Company effective May 27, 2025.
I further represent and agree that: (A) I am not and will not become a party to any agreement, arrangement or understanding with, and have not given any commitment or assurance to, any person or entity (1) as to how I will act or vote on any issue or question as a director of the Company or (2) that could limit or interfere with my ability to comply with my fiduciary duties as a director of the Company under applicable law, (B) I am not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed in my questionnaire to the Company, (C) I will comply with the Company’s Business Conduct Guide, ethical conduct guidelines, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information and (D) I will provide the Company such other information as the Company may reasonably request, including such information reasonably necessary for the Company to determine whether I will satisfy any qualifications or requirements imposed by the Company’s Certificate of Incorporation or the Company’s Bylaws, any law, rule, regulation or listing standard that may be applicable to the Company, or relevant to a determination whether I can be considered an independent director, which information shall be promptly provided following a request therefor.

Sincerely,

/s/ Christian Asmar
Name: Christian Asmar

Exhibit B
Attention: Board of Directors
Marriott Vacations Worldwide Corporation
7812 Palm Parkway
Orlando, FL 32836
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 1(b) or 1(c) of the Support Agreement, dated as of May 27. 2025 (the “Agreement”), by and among Marriott Vacations Worldwide Corporation and Impactive (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective only upon, and subject to, (1) such time as Impactive ceases to Beneficially Own an aggregate Net Long Position equal to at least 1,647,992 shares of Common Stock or (2) Impactive or any Impactive Affiliate breaches in any material respect any of the terms of the Agreement, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

/s/ Christian Asmar
Name: Christian Asmar

Exhibit C
Press Release

Neal Goldner Investor Relations 407-206-6149 neal.goldner@mvwc.com

Cameron Klaus Global Communications 407-513-6606 cameron.klaus@mvwc.com
News
Marriott Vacations Worldwide Appoints
Christian Alejandro Asmar to Board of Directors
ORLANDO, Fla. — May 27, 2025 — Marriott Vacations Worldwide Corporation (NYSE: VAC) (“MVW” or the “Company”) announced the appointment of Christian Alejandro Asmar to its Board of Directors effective today. Mr. Asmar is the co-founder and Managing Partner of Impactive Capital, which owns approximately 9.5% of the outstanding shares of MVW.
Following Mr. Asmar’s appointment, MVW’s board will consist of 12 directors, 11 of whom are independent. Also, the Company plans to establish two new ad hoc board committees. One of these committees is expected to focus on advising the Board on the Company’s modernization efforts aimed at revenue growth and cost efficiencies, of which Mr. Asmar will be a member, and a second committee is expected to advise the Board on the Company’s technology innovation strategy.
“Impactive Capital has been a significant stockholder of the Company for over a year, and we have appreciated their ongoing engagement with management and the Board,” said William J. Shaw, Chairman of the Board, Marriott Vacations Worldwide. “Christian brings a depth of expertise and stockholder perspective, and we look forward to working with him to create value for all our stockholders.”

Mr. Asmar said, “I am excited to join the board of MVW at this important time for the Company. Impactive has a strong track record of working constructively with the businesses we invest in, and I look forward to partnering with my fellow directors to support the Board and management in their efforts to drive operational efficiency, enhance free cash flow per share, and deliver sustainable, long-term returns for shareholders.”
Impactive Capital LLC is an active investment management firm based in New York that serves some of the largest pension, endowment and foundations globally. Prior to founding Impactive, Mr. Asmar was a Managing Director and Investing Partner at Blue Harbour Group, a leading activist investment firm. Prior to joining Blue Harbour, Mr. Asmar was a founding team member of Morgan Stanley Infrastructure Partners (MSIP), where he worked in infrastructure investments in the energy, transportation and social infrastructure sectors and served on the board of multi-billion-dollar private infrastructure assets. In addition, he had previous experience in the Investment Banking division at Morgan Stanley where he structured and executed project level financing in emerging markets and Latin America. Mr. Asmar served on the Board of Avid Technology, Inc. [Nasdaq: AVID] from November 2019 to November 2023.
In connection with the appointment of Mr. Asmar to the Board, the Company and Impactive Capital have entered into a support agreement which contains customary standstill provisions.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products, and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates an exchange network and membership programs comprised of more than 3,200 affiliated resorts in over 90 countries and territories, and provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and an affiliate of Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.